As filed with the Securities and Exchange Commission on October 11, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

under

the Securities Act of 1933

CYNERGISTEK, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	37-1867101
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

27271 Las Ramblas, Suite 200

Mission Viejo, California  92691

(949) 614-0700

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Paul T. Anthony

Chief Financial Officer

CynergisTek, Inc.

27271 Las Ramblas, Suite 200

Mission Viejo, California 92691

(949) 614-0700 (telephone)

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

Alexander Pearson, Esq.

S. Chase Dowden, Esq.

Kirton McConkie PC

50 E. South Temple, Suite 400

Salt Lake City, UT 84111

(801) 328-3600 (telephone)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company”
in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be Registered (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Shares of common stock ($0.001 par value) issuable pursuant to the 2011 Stock Incentive Plan	1,000,000	$3.31	$3,310,000	$412.10

(1)This Registration Statement covers the common stock reserved for issuance pursuant to the Registrant’s 2011 Stock Incentive Plan (the “Plan”).

(2)Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional securities that may be offered or issued under the Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(3)In accordance with Rule 457(h), the aggregate offering price of the 1,000,000 shares of common stock registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of the price of securities of the same class, as determined in accordance with rule 457(c) of the Securities Act, using the average of the high and low price reported by the NYSE American for the common stock on October 6, 2017, which was $3.31 per share.

EXPLANATORY NOTE

As described in more detail in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2017, Auxilio, Inc., a Nevada corporation (“Auxilio”) changed its name and state of incorporation from the State of Nevada to the State of Delaware by merging (the “Reincorporation”) with and into its wholly-owned subsidiary, CynergisTek, Inc., a Delaware corporation (the “Company” or the “Registrant”), which was established for the purpose of the Reincorporation.   As a result of the Reincorporation, Auxilio ceased to exist as a separate entity.  As of the date of the merger, each outstanding share of Auxilio’s common stock was deemed, by operation of law, to represent the same number of shares of the Company’s common stock.  In accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended, the shares of our common stock were deemed to be registered under Section 12(b) of the Exchange Act as a successor to Auxilio.  Each option, warrant or other right to purchase shares of Auxilio common stock, which were outstanding at the time of the Reincorporation was, by operation of law, converted into and became an option, warrant or right to purchase one share of the Company’s common stock at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase Auxilio common stock.  Effective as of September 8, 2017, the Company’s trading symbol changed to “CTEK.”

The Company has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 1,000,000 additional shares of its common stock, par value $0.001 per share, which the Company refers to as the common stock, that are reserved for issuance in respect of awards granted under the Company’s 2011 Stock Incentive Plan, as amended (the “Plan”).  The Plan was originally approved by the Registrant’s board of directors (the “Board”) on March 17, 2011 and adopted by the majority of the Registrant’s stockholders on May 19, 2011, authorizing 5,970,000 shares. Effective January 13, 2017, the Registrant effected a one-for-three reverse stock split; thus, the 5,970,000 reserved for issuance under the Plan prior to the reverse stock split resulted in the number of shares authorized under the Plan being reduced to 1,990,000.  An amendment to the Plan to increase the number of shares of common stock authorized under the Plan by 1,000,000 to 2,990,000 shares was approved by the Board on March 21, 2017 and by the majority of the Registrant’s stockholders on June 8, 2017. On April 25, 2017, the Board approved an amendment to the Plan to place a limitation on the number of awards which may be offered to participants under the Plan to 200,000 per individual in any calendar year, which amendment was approved by a majority of the Registrant’s stockholders on June 8, 2017.  An amendment to permit the award of restricted stock units was approved by the Board on September 1, 2017.  In accordance with Section E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Commission relating to the Plan (Registration Statement No. 333-176462) is incorporated by reference herein. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Company’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the outstanding shares of the Company’s common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees, officers, directors, or others, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed by the Company with the SEC are hereby incorporated by reference in this Registration Statement:

1.Our Annual Report on Form 10-K for the year ended December 31, 2016.

2.Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

3.Our Current Reports on Form 8-K and 8-K/A filed on January 12, 2017, January 17, 2017 (as amended on March 31, 2017), March 28, 2017, March 31, 2017, April 5, 2017, May 2, 2017, May 9, 2017, June 12, 2017 (as amended on September 1, 2017), September 1, 2017, September 8, 2017 and October 6, 2017.

4.A description of Registrant’s $0.001 par value common stock being registered hereunder is contained in the section entitled “Description of Capital Stock” in the Registrant’s Post-Effective Amendment No. 13 to Form S-1 (File No. 333-135640) filed with the Securities and Exchange Commission on April 15, 2013

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this Registration Statement from the date of the filing of such reports and documents.  Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. The Delaware General Corporation Law, or DGCL, and certain provisions of the Company’s bylaws under certain circumstances provide for indemnification of the Company’s officers and directors against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company’s bylaws.

Section 145 of the DGCL permits a corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.

A similar standard is applicable in the case of derivative actions (i.e., actions brought by or on behalf of the corporation), except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits that no director shall be personally liable to the Registrant or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption); and

•	from any transaction from which the director derived an improper personal benefit.

The Company’s bylaws authorize the Company to indemnify its directors and officers to the maximum extent and in the manner permitted under Delaware law.

The Company’s bylaws provide that the Company will indemnify any person (a) who is or was a director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director, officer, manager, member, partner, trustee, or other agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation that was a predecessor corporation or other entity of the Corporation or of another enterprise at the request of such predecessor corporation or entity against expenses, judgments, fines, penalties, ERISA excise taxes, settlements, loss, liability, and other amounts actually and reasonably incurred in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person arising by reason of such person’s official capacity or anything done or not done in such person’s official capacity. The Company will provide such indemnification, including without limitation advancement of expenses, so long as the indemnitee is legally entitled thereto in accordance with applicable law.

The determination of entitlement to indemnification will be made: (A) by a majority vote of the directors of the Company who are not a party to the proceeding for which indemnity is sought (“Disinterested Directors”), even though less than a quorum of the board of directors; (B) by a committee of such Disinterested Directors, even though less than a quorum of the board of directors; (C) by a written opinion of independent legal counsel if (x) a change of control will have occurred and the potential indemnitee so requests or (y) a quorum of the board of directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; or (D) by the stockholders of the Company (but only if a majority of the Disinterested Directors, if they constitute a quorum of the board of directors, presents the issue of entitlement to indemnification to the stockholders for their determination).

The Company’s bylaws also authorize the board of directors, in its discretion, to pay the expenses of any such action in advance of the final disposition of such action. If applicable law so provides, such advancement will be made upon a written undertaking by the indemnitee to repay any advanced amounts if it shall ultimately be determined that he or she is not entitled to indemnification under the standard set by the DGCL and the Company’s bylaws.

Section 145(g) of the DGCL grants the power to the Registrant to purchase and maintain insurance which protects the Registrant’s officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Registrant.

The Company is permitted by its bylaws to purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, member, partner, trustee, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability.  The Company maintains a Directors and Officers policy which covers certain liabilities of directors and officers of the Company.

The Company has entered into separate indemnification agreements with each of its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the certificate of incorporation, as amended, and bylaws, as amended, against any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with the Company’s approval and counsel fees and disbursements. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s certificate of incorporation and bylaws, each as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	2011 Stock Incentive Plan (incorporated by reference as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on August 24, 2011).
4.2	Amendment No. 1 to 2011 Stock Incentive Plan (incorporated by reference as Exhibit 10.1 to the Company’s Form 8-K/A filed with the Commission on September 1, 2017).
4.3	Amendment No. 2 to 2011 Stock Incentive Plan (incorporated by reference as Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on September 1, 2017).
5.1	Opinion of Kirton McConkie, a Professional Corporation (filed herewith).
23.1	Consent of Kirton McConkie, a Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Haskell & White LLP (filed herewith)
24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9. Undertakings.

1.The Registrant hereby undertakes:

 (a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

 (ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

 (b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (d)           That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

 (ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

 (iii)           The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

 (iv)           Any other communication that is an offer in the offering made by the Registrant to the purchaser.

 (e)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (f)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mission Viejo, State of California, on this 11th day of October, 2017.

CYNERGISTEK, INC.

By:	/S/ Michael McMillan
Michael McMillan,
Chief Executive Officer

By:	/S/ Paul T. Anthony
Paul T. Anthony,
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael McMillan and Paul T. Anthony, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael McMillan	Director, President and Chief Executive Officer	October 11, 2017
Michael McMillan	(Principal Executive Officer and Director)

/s/ Joseph J. Flynn	Director	October 11, 2017
Joseph J. Flynn

/s/ Dr. Michael G. Hernandez	Director and Chief Operations Officer	October 11, 2017
Dr. Michael G. Hernandez

/s/ Paul T. Anthony	Chief Financial Officer, Secretary	October 11, 2017
Paul T. Anthony	(Principal Financial Officer and Accounting Officer)

/s/ John D. Abouchar	Director (Non-executive Chairman of the Board)	October 11, 2017
John D. Abouchar

/s/ Mark Roberson	Director	October 11, 2017
Mark Roberson

/s/ Drexel DeFord	Director	October 11, 2017
Drexel DeFord

/s/ Theresa Meadows	Director	October 11, 2017
Theresa Meadows

EXHIBIT INDEX

Exhibit No.	Description
4.1	2011 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on August 24, 2011).
4.2	Amendment No. 1 to 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K/A filed with the Commission on September 1, 2017).
4.3	Amendment No. 2 to 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on September 1, 2017).
5.1	Opinion of Kirton McConkie, a Professional Corporation (filed herewith).
23.1	Consent of Kirton McConkie, a Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Haskell & White LLP (filed herewith)
24.1	Power of Attorney (included on the signature page to this Registration Statement).